AMENDMENT TO BY-LAWS
                                       OF
                              AUTOTOTE CORPORATION

      By resolution of the Board of Directors of Autotote Corporation (the "Company"), the Company's By-laws are hereby amended as follows:

      To insert after the phrase "the number of directors" and before the phrase "shall be established" in the first sentence of Section 3.02 of such By-laws, the additional phrase ", except to the extent, if any, otherwise provided in the Certificate of Incorporation,".